Enhanced Return Barrier Notes Linked to a Basket of Two Underliers Due January 31, 2030

PRODUCT CHARACTERISTICS
•	Enhanced Return Potential — If the Final Basket Value is greater than the Initial Basket Value, at maturity, investors will receive a return equal to at least 125% of the Basket Return (to be determined on the Trade Date).

•	Contingent Return of Principal at Maturity — If the Final Basket Value is less than or equal to the Initial Basket Value, but is greater than or equal to the Barrier Value, at maturity, investors will receive the principal amount of their Notes. If the Final Basket Value is less than the Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Basket Value is less than the Initial Basket Value.

KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017KKU5
Basket Underliers:	The MSCI EAFE® Index (Bloomberg symbol “MXEA”) and the MSCI Emerging Markets Index (Bloomberg symbol “MXEF”)
Basket Weighting:	The MXEA Index will be given an initial weight of 70.00% and the MXEF Index will be given an initial weight of 30.00%.
Trade Date:	January 28, 2025
Issue Date:	January 31, 2025
Valuation Date:	January 28, 2030
Maturity Date:	January 31, 2030
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•   If the Final Basket Value is greater than the Initial Basket Value, an amount equal to:

$1,000 + ($1,000 × Basket Return × Participation Rate)

•   If the Final Basket Value is less than or equal to the Initial Basket Value, but is greater than or equal to the Barrier Value: $1,000

•   If the Final Basket Value is less than the Barrier Value, an amount equal to:

$1,000 + ($1,000 × Basket Return)

If the Final Basket Value is less than the Barrier Value, you will lose a substantial portion or all of your principal amount at maturity.

Participation Rate:	At least 125%, to be determined on the Trade Date
Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × [1 + (the sum of, for each Basket Underlier, its Basket Underlier Return times its Basket Weighting)]
Barrier Value:	75, which is 75% of the Initial Basket Value
Basket Underlier Return:	With respect to each Basket Underlier: Final Basket Underlier Value – Initial Basket Underlier Value Initial Basket Underlier Value

KEY TERMS (continued)
Initial Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Trade Date
Final Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Valuation Date
PAYOFF DIAGRAM

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325000241/dp223217_424b2-us2115.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $887.00 and $937.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Portion or All of the Principal Amount at Maturity.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.

•	Changes in the Value of One Basket Underlier May Be Offset by Changes in the Value of the Other Basket Underlier.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Underliers on the Dates Specified.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.

•	You Will Not Have Any Rights to the Securities Included in Any Basket Underlier.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets.

•	The Notes Are Subject to Risks Relating to Emerging Markets with Respect to the MXEF Index.

•	The Values of the Basket Underliers Are Subject to Currency Exchange Risk.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.

•	Adjustments to a Basket Underlier Could Adversely Affect Any Payments on the Notes.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433